Exhibit 99.1

Contact:	Graham Smith – Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS SECOND QUARTER RESULTS

Total Revenue Up 13 Percent Year-Over-Year

San Francisco, CA, Thursday, July 22, 2004 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the second quarter ended June 30, 2004.

RESULTS

Total revenue for the second quarter of 2004 was $37.0 million, compared with $36.8 million in the first quarter of 2004, and $32.8 million in the same quarter last year. Revenue growth year-over-year was driven primarily by increases of $2.2 million in license revenue and development fees and $2.2 million in maintenance and recurring revenue.

Total expenses for the second quarter of 2004 were $45.3 million, compared with $38.1 million in the first quarter of 2004, and $46.7 million in the same quarter last year.

Net loss for the second quarter of 2004 was $8.4 million or $0.25 per share, compared with a net loss for the first quarter of 2004 of $1.1 million or $0.03 per share. The same quarter last year recorded a net loss of $9.6 million, or $0.30 per share.

Cash, cash equivalents and short-term investments totaled $167 million as of June 30, unchanged from the first quarter. Operating cash flow was approximately $6.7 million, which was partially offset by payments related to the purchase of Advent UK and Advent Switzerland, announced in the second quarter, for $5.5 million.

PERSPECTIVE

“The second quarter marked steady progress on our corporate goals to grow revenue, introduce new products to the marketplace and consistently deliver value to our customers. As the leading provider of world-class software and services to investment management firms worldwide, we will continue to focus on improving our execution of our corporate strategy,” said Stephanie DiMarco, Chief Executive Officer of Advent.

STOCK REPURCHASE ACCOUNTING

Advent has reviewed its stock repurchases in 2001, 2002 and Q1 of 2003 and determined that its allocation of the entire purchase price, in excess of par value, for these repurchases as a reduction to additional paid-in capital was not the correct accounting treatment. Advent will adjust this allocation, resulting in additional paid-in capital increasing by a cumulative amount of approximately $41 million and retained earnings decreasing by the same amount as of December 31, 2003. The company’s income statement, cash, total stockholders’ equity and shares of common stock outstanding will be unaffected by these adjustments for all periods. Advent will file an amended 10-K for fiscal 2003 to restate the additional paid-in capital and retained earnings balances as of December 31, 2001, 2002 and 2003.

GUIDANCE

Advent issued the following guidance:

•	Q3 2004 revenues are projected to be in the range of $36 million to $38 million;

•	Full year 2004 revenues are projected to be in the range of $147 million to $152 million. The revenue estimate assumes that the value of license contracts sold under a term model remains at between five and 10 percent of total contracts sold. A significant increase in sales of term licenses would cause more license contract revenue to be deferred into 2005 and beyond;

•	Q3 2004 expenses are projected to be in the range of $40.5 million to $41.5 million, including $3.5 million in amortization of intangibles;

•	Full year 2004 expenses are projected to be in the range of $161 million to $166 million;

•	Amortization of intangibles included in cost of revenues will be approximately $1.4 million per quarter, and that related to other intangibles will be approximately $2.1 million per quarter; and

•	Weighted average shares outstanding will increase by roughly 1 percent per quarter from the second quarter comparative of 33 million shares, excluding the effect of any stock repurchases during Q3 2004.

INVESTOR CALL

Advent will host its second quarter results conference call at 5:00 p.m. Eastern time today, Thursday, July 22, 2004. To participate via phone, please dial (973) 582-2737. If you are unable to listen to the call at this time, a replay will be available through July 29, 2004 by calling (973) 341-3080, pass code 4947751.

The conference call will also be web-cast live at www.advent.com/about/presentations.asp and will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 50 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data and services enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS

The forward looking statements included in this press release, including financial guidance for the third quarter of 2004 and the full fiscal year, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, challenges assimilating acquired entities, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at http://www.advent.com.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net revenues:
License and development fees	$8,719	$6,470	$16,727	$13,212
Maintenance and other recurring	23,314	21,154	46,200	42,294
Professional services and other	4,970	5,134	10,912	10,296

Total net revenues	37,003	32,758	73,839	65,802

Cost of revenues:
License and development fees	426	703	1,020	1,257
Maintenance and other recurring	7,320	7,662	14,200	15,041
Professional services and other	5,086	4,740	9,773	8,547
Amortization of developed technology	1,350	1,436	2,692	2,871

Total cost of revenues	14,182	14,541	27,685	27,716

Gross margin	22,821	18,217	46,154	38,086

Operating expenses:
Sales and marketing	9,276	11,263	18,069	22,718
Product development	8,501	9,692	16,353	19,059
General and administrative	6,207	6,602	12,188	11,914
Amortization of other intangibles	2,060	1,966	4,084	3,891
Restructuring charges	5,040	2,671	4,997	6,160

Total operating expenses	31,084	32,194	55,691	63,742

Loss from operations	(8,263)	(13,977)	(9,537)	(25,656)
Interest and other expense, net	(142)	(3)	(16)	169

Loss before income taxes	(8,405)	(13,980)	(9,553)	(25,487)
Benefit from income taxes	(21)	(4,384)	(21)	(8,411)

Net loss	$(8,384)	$(9,596)	$(9,532)	$(17,076)

Basic and diluted net loss per share	$(0.25)	$(0.30)	$(0.29)	$(0.53)

Shares used to compute basic and diluted net loss per share	33,179	32,123	33,122	32,266

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30 2004	December 31 2003
		(Restated)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$166,910	$160,072
Accounts receivable, net	27,699	17,448
Prepaid expenses and other	10,682	11,526
Income taxes receivable	1,639	1,639

Total current assets	206,930	190,685
Property and equipment, net	20,003	23,381
Goodwill	92,822	86,504
Other intangibles, net	25,557	30,495
Other assets, net	13,707	15,438

Total assets	$359,019	$346,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,540	$1,320
Accrued liabilities	22,334	17,245
Deferred revenues	50,604	36,123
Income taxes payable	7,812	8,206

Total current liabilities	83,290	62,894
Deferred income taxes	3,066	2,812
Other long-term liabilities	2,253	2,338

Total liabilities	88,609	68,044

Stockholders’ equity:
Common stock	332	329
Additional paid-in capital	344,174	340,394
Accumulated deficit	(80,993)	(71,093)
Accumulated other comprehensive income	6,897	8,829

Total stockholders’ equity	270,410	278,459

Total liabilities and stockholders’ equity	$359,019	$346,503